Exhibit 99.2

Exhibit A

Set forth below are the name, citizenship and the present principal occupation and/or employment of each director and executive officer of REH Company (f/k/a The Sinclair Companies). The mailing address for each individual listed below is 550 East South Temple, Salt Lake City, Utah 84102 other than Mrs. Holding whose mailing address is 760 Sunlight Road, Cody, Wyoming 82414.

Name and Mailing Address (if different from above)	Citizenship	Present Principal Occupation and Position
CAROL ORME HOLDING	U.S.	Chairman and Chief Executive Officer
STEPHEN HOLDING	U.S.	Vice Chairman and President
KATHLEEN HOLDING	U.S.	Director
ANNE HOLDING	U.S.	Director
L.E. SIMMONS	U.S.	Director; Partner and Founder of SCF Partners, Inc.
ROSS B. MATTHEWS	U.S.	Director and Chief Operating Officer
CHRISTINE HOLDING	U.S.	Director; Co-Owner of EFT Clinic and Sunlight Therapy
LARA MARTINEZ	U.S.	Director
LISA M. CHURCH	U.S.	Director
ADAM SUESS	U.S.	Vice President – Government Relations
JASON KIM	U.S.	Vice President – Controller
JULIE SPENCER	U.S.	Chief Tax Officer
DENNIS ELLIS	U.S.	Vice President – Treasurer
LYNN C. HART	U.S.	Secretary

Exhibit A